SUB-ITEM 77H:  Changes in control of registrant


Federated International Series, Inc.
(Registrant)



As of 11/30/2017, Charles Schwab & CO INC has attained control of the Registrant by acquiring 26.86%* of the voting securities of the Registrant.


* Must be greater than 25%.